Exhibit 28(i)

Exhibit Number 28(i)

[DORSEY & WHITNEY LLP]

Securian Funds Trust

400 Robert Street North

St. Paul, MN 55101-2908

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form N-1A (file No. 2-96990) which you will file with the Securities and Exchange Commission pursuant to the Securities Act of 1933 for the purpose of the registration for sale by the seven separate series of Securian Funds Trust (the “Trust”) of an indefinite number of the Trust’s shares of beneficial interest (“Common Shares”).

In rendering the opinions hereinafter expressed, we have reviewed certifications of an officer of the Trust in connection with the authorization and issuance of the Common Shares, and we have reviewed such questions of law and examined certificates of public officials, and such other documents as we have deemed necessary as a basis for such opinions. As to the various matters of fact material to such opinions, we have, when such facts were not independently established, relied upon certificates of public officials and of responsible officers of the Trust. In connection with such review and examination, we have assumed that all copies of documents provided to us conform to the originals and that all signatures are genuine. We have also assumed that the Closing of the Agreement and Plan of Reorganization dated April 2, 2012 (as defined in Section 3.1 thereof) between Advantus Series Fund, Inc. and the Trust has occurred.

We are of the opinion that:

(a)	the Trust is a statutory trust legally organized under the laws of the State of Delaware; and

(b)	the Common Shares to be sold by the seven separate series of the Trust will be legally issued, fully paid and nonassessable when issued and sold upon the terms and in the matter set forth in said Registration Statement of the Trust.

We consent to the reference to this firm under the caption “Investment Advisory and Other Services” in the Statement of Additional Information, and to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Dorsey & Whitney LLP

Dorsey & Whitney LLP

Dated: May 1, 2012

MJR/JDA